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                                                                    EXHIBIT 99.9

                                 Brown & Wood

                             One World Trade Center
                              New York, NY  10048
                            TELEPHONE: 212-839-5300


                                                               December 16, 1986
Merrill Lynch EuroFund
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Gentlemen:

     We have acted as counsel for Merrill Lynch EuroFund, a trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the organization of the Trust, its registration as an open-end investment company under the Investment Company Act of 1940 and the registration of an indefinite number of its shares of beneficial interest, par value $.10 per share (the "Shares"), under the Securities Act of 1933 to be effected pursuant to a registration statement on Form N-1A (File No. 33-4026), as amended (the "Registration Statement").

     As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, as amended, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Registration and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

                                         Very truly yours,


                                         /s/ Brown & Wood